July 1, 2002

Titan EMS, Inc.
1818 N. Farwell Avenue
Milwaukee, WI  53202
414-283-2616

Attention: David Marks, President

SVPC Partners, LLC
1855 Norman Avenue
Santa Clara, CA  95054

Attention: David Marks, Manager

Re: Amended Letter of Intent that amends that certain Letter of Intent between the parties respecting the matters covered hereby and dated June 28, 2002, for the exchange of "restricted" shares of Ventures-National, Incorporated, a Utah Corporation ("Ventures"), for all of the issued and outstanding shares of Titan EMS, Inc. a Delaware corporation ("Titan"), following the merger of SVPC Partners, LLC, a Delaware Limited Liability Company ("SVPC"), with and into Titan.

Dear Mr. Marks:

            This letter will confirm the following general terms upon which the Boards of Directors of Ventures and Titan will adopt an Agreement and Plan of Reorganization (the "Plan of Reorganization") whereby Ventures will exchange shares of its $0.0001 par value voting stock for all of the issued and outstanding shares of Titan and whereby Titan will become a wholly-owned subsidiary of Ventures on the closing of the Plan of Reorganization (the "Closing").

            We propose that a definitive agreement approved by our respective Boards of Directors be negotiated and executed and which will set forth in detail our intent, upon the following general terms and conditions.

     A. Conditions precedent to the Exchange.

     (i) Titan shall amend its Articles of Incorporation to increase its authorized capital from 1,500 shares of no par value capital stock to 10,000,000 shares of $0.001 par value capital stock and to effect a forward split of its 1,500 outstanding shares in an amount to be determined by its Board of Directors and in its sole discretion;

     (ii) Titan shall enter into employment agreements with Lou George and Stephen Saul Kennedy on terms agreeable to its Board of Directors in its sole discretion, and may issue of "restricted" shares of its common stock for the contribution of assets to Titan or on an installment basis to these persons, also on terms agreeable to its Board of Directors and in its sole discretion;

     (iii) Titan may raise a minimum of $150,000 to a maximum of $2,500,000 by the sale of shares of its common stock to a limited number of "accredited investors" or "sophisticated investors" as those terms are defined in Rule 506 of the Securities and Exchange Commission on terms agreeable to its Board of Directors and in its sole discretion, and the total amount of funds to be raised can be increased as agreed its Board of Directors and in its sole discretion;

     (iv) SVPC shall merge with and into Titan on terms agreeable to the Board of Directors of Titan and the Managers of SVPC and in their sole discretion;

     (v) Irrevocable Children's Trust, the principal stockholder of Titan, shall convert a portion of certain debt of Titan owed to it for common stock of Titan as agreed by the Board of Directors of Titan and Irrevocable Children's Trust and in their sole discretion;

     (vi) Exhibit A is an audited proforma balance sheet at December 31, 2001, that accurately reflects the combination of Titan and SVPC at December 31, 2001, excluding any computations on the matters outlined in paragraphs A(ii), (iii) or (v) and adjustments related to the disposition of SVPC's real estate ($1.9 million asset and equal $1.9 million liability); and

     (vii) The merger of SVPC into Titan shall be effective as of June 30, 2002, for accounting purposes.

     B. The Exchange.

     (i) Ventures shall issue an aggregate of approximately 6,600,000 "restricted" shares of its common stock for all of the issued and outstanding shares of Titan that are represented by the aforesaid 1,500 shares of Titan to be forward split as outlined in paragraph A(i) above and for the shares of Titan that are received by the members of SVPC in the merger with Titan, pro rata, among these Titan stockholders; and Ventures shall issue one share for each other share of Titan that is outstanding for shares of Titan that are issued under paragraphs A(ii), (iii) and (v) above.

     (ii) At Closing, the pre-Plan of Reorganization existing stockholders of Ventures shall own approximately 100,000 shares of the total post-Plan of the Reorganization issued and outstanding shares of Ventures.

     (iii) Upon Closing, Titan shall pay to Jenson Services, Inc.("Jenson Services") $150,000 in consideration of Jenson Services' payment and personal indemnification of Ventures and Titan of any and all past liabilities of any type or nature whatsoever of Ventures existing at Closing, which will include the expenses of Ventures related to the Plan of Reorganization as set forth in Exhibit B, and the compromise and settlement of any amounts due and owing for advances of Jenson Services or otherwise that were incurred prior to Closing by Ventures and/or the other expenses set forth in Exhibit B attached hereto and incorporated herein by reference;

     (iv) Upon execution of this Letter of Intent, Titan or SVPC shall deposit a retainer of $10,000 to the trust account of Leonard W. Burningham, Esq., which shall be utilized as a retainer for payment of $20,000 in legal fees associated with the Plan of Reorganization and the Agreement and Plan of Merger and related documents respecting the merger of SVPC with and into Titan, which shall be reviewed by counsel for SVPC and Titan, and an information statement and related documentation to change the domicile of Ventures to the State of Nevada. In the event of the termination of the
               Plan of   Reorganization or this Letter of Intent for any
               reason other than a breach by Ventures, Jenson Services shall be responsible for returning to Titan the $10,000 retainer from the Leonard W. Burningham trust account, less any fees incurred by Mr. Burningham in conjunction with the preparation of the Plan of Reorganization and related documentation aforesaid or services. The remaining $10,000 shall be payable on Closing of the Plan of Reorganization. Titan shall also deposit the sum of $2,500 for costs that
               may be    incurred by Mr. Burningham in the event that the
               parties desire him   to provide copies of material
               information regarding SVPC, Titan and   Ventures to the
               potential investors in Titan, which may be purchasing the securities of Titan as outlined in paragraphs A(ii), (iii) or (v) above, or the members of SVPC;

     (v) Simultaneous with the Closing, the reorganized Ventures shall(a) engage certain consultants through Jenson Services and who shall be principals, employees or legal counsel of Jenson Services to perform certain services over a period of 90 days as shall be outlined in a Consulting Agreement to be executed and delivered at Closing, in consideration of the issuance of an aggregate of 100,000 shares of common stock that are to be registered at no cost to such consultants on Form S-8 of the Securities and Exchange Commission; and (b) shall issue certain of the same consultants as Jenson Services shall designate in the Consulting Agreement an aggregate of an additional 200,000 shares of common stock that shall be deemed to be "restricted securities" for services as shall be outlined in the Consulting Agreement, subject, however, to these consultants granting the reorganized Ventures an option to repurchase these 200,000 shares of "restricted securities" for a set price on the happening of certain agreed upon events, all of which shall be outlined in the Consulting Agreement;

     (vi) Following the Closing, Ventures may enter into consulting agreements with certain consultants, including Frank Crivello, pursuant to which it may issue shares of its common stock of the reorganized Ventures and that shall be issued to such individual consultants under the Consulting Agreement and which shares shall be registered at no cost to such consultants on Form S-8 of the Securities and Exchange Commission; and may grant certain consultants options or warrants to acquire additional post-Plan of Reorganization shares of common stock of Ventures, all in the sole discretion of the new Board of Directors of Ventures to be designated at the Closing of the Plan of Reorganization;

     (vii) The nominees of Titan shall be elected as members of the Board of Directors and as Executive Officers of Ventures on Closing, and the current members of the Board of Directors and Executive Officers of Ventures shall resign, in seriatim;

     (viii) The Plan of Reorganization shall be effective for accounting purposes as of June 30, 2002, and to the extent that this cannot be accomplished by the signing and implementation of this Letter of Intent, the year end of Ventures shall be changed to the month end of the month in which the Plan of Reorganization is completed; and

     (ix) The exchange between Ventures and Titan is intended to be a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

     C. Definitive Agreement.

The definitive agreement shall include, contain or provide:

     (i) Representations and Warranties. Customary and usual representations and warranties by the parties, and the principals of Jenson Services shall also provide those representations and warranties provided by Ventures.

     (ii) Opinions of Counsel. For the delivery at Closing of favorable opinions of counsel for the corporate parties with respect to customary and usual matters of law covered under similar plans and parties.

     (iii)     Financial and Other Information.

          (a) The examination and inspection of the books and records of each of the parties prior to Closing; the delivery no later than at Closing of customary schedules listing each party's material contracts; real and personal properties; pending, threatened and contemplated legal proceedings; employees; assets and liabilities, including contingencies and commitments; and other information reasonably requested;

          (b) Each of the parties to provide annual audited financial statements and interim un-audited financial statements consisting of a balance sheet and a related statement of income for the period then ended which fairly present the financial condition of each as of their respective dates and for the periods involved, and such audited statements shall be prepared in accordance with generally accepted accounting principles consistently applied, on Closing, for such period or periods as shall be set forth in the definitive agreement; and

          (c) The financial statements of Ventures shall reflect no liabilities and no assets at Closing or satisfactory evidence of payment of all liabilities shall be provided.

     (iv) Conduct of Business of Ventures and Titan Pending Closing. Until consummation or termination of the Plan of Reorganization, Ventures and Titan will conduct business only in the ordinary course and none of the assets of Ventures or Titan shall be sold or disposed of except in the ordinary course of business or with the written consent of the other party.

     (v)       Other.

          (a) Ventures and Titan shall have received all permits, authorizations, regulatory approvals and third party consents necessary for the consummation of the Closing of the Plan of Reorganization, and all applicable legal requirements shall have been satisfied.

          (b) The definitive agreement shall be executed as soon as practicable, and Ventures shall instruct its legal counsel to immediately prepare all necessary documentation upon the execution of this Letter of Intent.

          (c) The Boards of Directors of Ventures and Titan shall have approved the definitive agreement.

          (d) Included in the Plan of Reorganization between Ventures and Titan shall be a no reverse split clause that guarantees replacement of the shares of common stock that are still owned at the time of any such reverse split by Jenson Services and their associates in the event that Ventures completes a reverse split that affects its outstanding common stock within 12 months of Closing, unless prior written consent is received by Titan by the pre-closing officers and directors of Ventures.

          (e) All notices or other information deemed required or necessary to be given to any of the parties shall be given at the following addresses.

             Ventures-National Incorporated
             5525 South 900 East, Suite 110
             Salt Lake City, UT  84117
             801-262-8844 phone
             801-262-6262 fax

             Titan EMS, Inc.
             David Marks, President
             1818 N. Farwell Avenue
             Milwaukee, WI  53202
             414-283-2616 phone

             Leonard W. Burningham, Esq.
             455 East 500 South, Suite 205
             Salt Lake City, UT 84111
             801-363-7411 phone
             801-355-7126 fax

          (f) Any finder's fee or similar payment with respect to the Plan of Reorganization shall be paid by the party or parties agreeing tosuch fee or payment.

          (g) The definitive agreement shall contain customary and usual indemnification and hold harmless provisions.

          (h) The transactions which are contemplated herein, to the extent permitted, shall be governed by and construed in accordance with the laws of the State of the Nevada.

          (i) Each party and its agents, attorneys and representatives shall have full and free access to the properties, books and records of the other party (the confidentiality of which the investigating party agrees to retain) for purposes of conducting investigations of the other party.

          (j) The substance of any public announcement with respect to the exchange, other than notices required by law, shall be approved in advance by all parties or their duly authorized representatives.

          (k) In the event of the abandonment of this Letter of Intent prior to the execution of the Plan of Reorganization, except as provided in Section B(iv), each party shall bear and pay its own costs and expenses and shall indemnify and hold the other parties harmless therefrom. Following execution and delivery of the Plan of Reorganization, it will control the rights of the parties in this respect.

      Except as provided in Section B(iv) , C(v)(i) and E herein, this letter merely evidences the intention of the parties hereto and is not intended to be legally binding. The proposed agreement contemplated herein may be terminated by any of the parties at any time prior to the execution of the definitive agreement, which shall be controlling thereafter.

      D. Counterparts. This Letter of Intent may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

      E. Confidentiality. By its execution hereof, Ventures acknowledges to and agrees with Titan that in the exercise of the several rights granted to it pursuant to this Letter of Intent, Ventures, and/or its agents and affiliates, may become familiar with or aware of certain Confidential Information (as such term is hereinafter defined) disclosed by the Titan or one or more of its officers, directors, employees, shareholders, partners, agents or representatives (each of such relationships being defined herein as an "Affiliate"). Accordingly, Ventures hereby agrees that any and all Confidential Information disclosed or furnished to it, or to any of its Affiliates, by Titan or any of its Affiliates, or regarding SVPC, is and shall remain proprietary to Titan. Neither Ventures, nor any Affiliate of Ventures, shall have any rights to distribute or divulge any of such Confidential Information to any third party without Titan's prior consent, or to use any of such Confidential Information in any way detrimental to Titan or any of its Affiliates, or in any way which would otherwise destroy, injure or impair any of Titan's or its Affiliates' rights in or in respect of any such Confidential Information including, without limitation, by using any of such Confidential Information to solicit away from Titan any of its employees, contractors, customers or vendors or other business relationships, or to establish or assist any person or entity which is or will be, directly or indirectly, in competition with Titan. For purposes of this Agreement, the term "Confidential Information" shall mean any and all proprietary information belonging to Titan, whether tangible or intangible, written or oral, including, without limitation, any intellectual property rights, books and records, computer software and files, lists of (or proprietary information concerning) its customers, suppliers, vendors and other business relationships, and any other item which may properly be classified as a protected trade secret. Ventures expressly agrees and understands that its agreement to abide by the provisions of this Section E constitute a material part of the consideration inducing Titan to enter into this Letter of Intent and consider the transactions contemplated herein, and that any violation of such provisions could create immediate and irreparable harm to Titan. In the event of any breach of this Section E, the parties hereby agree that, in addition to whatever other remedies may be available to the Titan, it shall be entitled to seek injunctive and other equitable relief, and Ventures hereby waives any bonding or other requirement as a precursor thereto.

          If the foregoing correctly sets forth the substance of the understanding of the parties, please execute this Letter of Intent in duplicate, retain one copy for your records, and return one to Leonard W. Burningham, Esq. at his address, which is Suite 205 Hermes Building, 455 East 500 South, Salt Lake City, Utah 84111; you may send one signed copy by facsimile transmission to 801-355-7126.

Very truly yours,


Jenson Services, Inc.                    Ventures-National Incorporated.

By:/s/Jeff D. Jenson                     By:/s/John Winchester
   Jeffrey D. Jenson, President             John Winchester, President


Accepted this 1st day of
July, 2002


Titan EMS, Inc.
A Delaware Corporation


By:/s/David Marks-President
   David Marks, President


Accepted this 1st day of
July, 2002


SVPC Partners, LLC
A Delaware Limited Liability Company


By:/s/David Marks-CEO
   David Marks, President

                                    EXHIBIT A
                   AUDITED COMBINED PROFORMA BALANCE SHEET FOR
           TITAN EMS, INC. AND SVPC PARTNERS, LLC AT DECEMBER 31, 2001

                        MANUFACTURING HOLDING CORPORATION
              PROFORMA BALANCE SHEET (AUDITED) - DECEMBER 31, 2001

                                                        Proforma
                               MHC        SVPC         Adjustment     Proforma
Current Assets:
 Cash and cash equivalents $   294   $   28,247     $         -      $ 28,541
 Note receivable            10,000            -               -        10,000
 Factor receivable               -      658,543               -       658,543
 Accounts receivable,
  net of Allowance for
  doubtful account of
  $20,000                        -      329,794               -       329,794
 Inventories                     -      378,490               -       378,490
 Prepaid and other current
  assets                         -       60,989               -        60,989
                          ----------   ----------     ----------    ----------
   Total current assets      10,294    1,456,063              -     1,466,357

 Property, plant and
  equipment, net of
  Accumulated depreciation
  and Amortization           10,000    4,079,682              -     4,089,682
 Other assets                 4,282       23,777              -        28,059
                         ----------   ----------      ----------    ----------
                             24,576    5,559,522              -     5,584,098
                         ==========   ==========      ==========    ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
 Accounts payable and
  accrued expenses                -      590,024              -       590,024
 Loans and notes payable,
  including $10,000 to
  related party               4,500    3,435,167              -     3,439,667
 Current portion of
  long-term debt             20,100      116,914              -       137,014
 Current portion of
  capital lease
  Obligations                     -      102,253              -       102,253
                         ----------   ----------     ----------    ----------
Total current liabilities    24,600    4,244,358              -     4,268,958

 Long-term debt, less
  current portion                 -      202,982              -       202,982
 Capital lease obligations,
  less current Portion            -      407,346              -       407,346

Stockholders' equity
 Common stock, no par value,
  1,500 shares Authorized,
  issued and outstanding          -            -               -            -
 Additional paid in capital       -            -       1,178,892    1,178,892
 Accumulated deficit            (24)           -        (474,056)    (474,080)
Members' capital
 Capital contribution             -    1,178,892      (1,178,892)           -
 Accumulated deficit              -     (474,056)        474,056            -
                         ----------   ----------      ----------   ----------
                             24,576    5,559,522               -    5,584,098
                         ==========   ==========      ==========   ==========

EXHIBIT "B"

          The following expenses will be included and paid by Jenson Services in conjunction with the Plan of Reorganization Pre-Closing, assuming receipt by the Leonard W. Burningham, Esq. Trust Account of the $10,000 retainer, as per Section B(iv):


Legal work to be completed by Leonard W. Burningham, Esq.

Letter of Intent.
Plan of Reorganization and all related consents, minutes and exhibits. Agreement and Plan of Merger between SVPC and Titan.
Information Statement to Change Domicile.
Certificate of Merger and documentation respecting Change of Domicile. Execution of Closing documents by Ventures and Titan.
Ventures officers and directors will offer resignations.

          The following services will be rendered and expenses paid by Jenson Services in conjunction with the Plan of Reorganization and further to the Consulting Agreement, assuming receipt of the $150,000 by Jenson Services as per Section B(iii):

Post-Plan of Reorganization filings are made, with the following agencies. National Quotation Bureau ("NQB")-new cusip number.
National Association of Securities Dealers ("NASD")-request new symbol as Designated by Titan.
Coordination of filing current report on Form 8-K.
S&P filing (without payment of filing fees)
Coordination of delivery of new 15c2-11 to broker.
Coordination of filing of Amended 8-K reflecting consolidated, combined financials statements of Titan and Ventures within 15 days of transaction.

The following expenses will be included and paid by Titan, in conjunction with the Plan of Reorganization:

Complete the acquisition of SVPC Ventures LLC prior to Closing;

Order and issue new certificates;

Titan audited Financial Statements (including the combination of SVPC) for the most recent year end;

Proforma combined balance sheet taking into consideration the Plan of Reorganization and the SVPC merger; and

Change of the domicile of Ventures and related Proxy/Information Statement to state selected by the new Board of Directors.

    UNANIMOUS CONSENT OF DIRECTORS OF TITAN EMS, INC. IN ACCORDANCE WITH THE
                            DELAWARE CORPORATIONS ACT

     RESOLVED, that the foregoing Amended Letter of Intent and related reorganization be adopted, ratified and approved, effective as of June 30, 2002, for accounting purposes.

Date: 7/1/02.            By/s/David M. Marks-President
                           David Marks, President Titan EMS, Inc.

UNANIMOUS CONSENT OF DIRECTORS OF SVPC PARTNERS, LLC, IN ACCORDANCE WITH THE DELAWARE LIMITED LIABILITY COMPANY ACT

     RESOLVED, that the foregoing Amended Letter of Intent and related reorganization be adopted, ratified and approved, effective as of June 30, 2002, for accounting purposes.

Date: 7/1/02.               By/s/David M. Marks-CEO
                              David Marks, Manager SVPC Partners, LLC

Date: 7/1/02.               By/s/David M. Marks-Trustee
                              Irrevocable Children's Trust by David Marks TTE

Date: 7/1/02.               By/s/David M. Marks-Trustee
                             Irrevocable Children's Trust No. 2 by David Marks

        UNANIMOUS CONSENT OF DIRECTORS OF VENTURES-NATIONAL INCORPORATED
          IN ACCORDANCE WITH THE UTAH REVISED BUSINESS CORPORATION ACT

     RESOLVED, that the foregoing Amended Letter of Intent and related reorganization be adopted, ratified and approved, effective as of June 30, 2002, for accounting purposes.

Date: 6/29/02.               By/s/John Winchester
                               John Winchester, President and Director
Date: 7/1/02.                By/s/Tyler DeSpain
                              Tyler DeSpain, V.P. and Director
Date: 7/1/02.                By/s/Luke Bradley
                              Luke Bradley, Secretary and Director